As filed with the Securities and Exchange Commission on January 13, 2023.

Registration No. 333-168731-01

Registration No. 333-200835-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-168731-01

FORM S-8 REGISTRATION STATEMENT NO. 333-200835-01

UNDER

THE SECURITIES ACT OF 1933

Southwest Gas Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3881866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8360 S. Durango Dr. Post Office Box 98510 Las Vegas, Nevada	89193-8510
(Address of Principal Executive Offices)	(Zip Code)

Southwest Gas Holdings, Inc. Management Incentive Plan

(Full title of the plan)

Thomas E. Moran

Vice President/General Counsel/Corporate Secretary

Southwest Gas Holdings, Inc.

8360 S. Durango Dr.

Post Office Box 98510

Las Vegas, Nevada 89193-8510

(Name and address of agent for service)

(702) 876-7237

(Telephone number, including area code, of agent for service)

Copy to:

John Hensley

Morrison & Foerster LLP

701 Brazos Street, Suite 1100

Austin, TX 78701

(703) 309-0661

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (this “Post-Effective Amendment”) to the below listed Registration Statements on Form S-8 (the “Prior Registration Statements”) of Southwest Gas Corporation, the predecessor company (the “Predecessor Company”) to Southwest Gas Holdings, Inc. (the “Registrant”), which were assumed by the Registrant in connection with the holding company reorganization of the Predecessor Company on January 4, 2017, is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements:

1.

Registration Statement on Form S-8, File No. 333-168731, filed by the Predecessor Company with the Securities and Exchange Commission on August 10, 2010, originally registering the offer and sale of 500,000 shares of common stock, par value $1.00 per share, issuable pursuant to the Southwest Gas Corporation Management Incentive Plan (the “2010 Prior Plan”); and

2.

Registration Statement on Form S-8, File No. 333-200835, filed by the Predecessor Company with the Securities and Exchange Commission on December 10, 2014, originally registering the offer and sale of 750,000 shares of common stock, par value $1.00 per share, issuable pursuant to the Southwest Gas Corporation Management Incentive Plan (the “2014 Prior Plan” and together with the 2010 Prior Plan, the “Prior Plans”).

DEREGISTRATION OF SECURITIES

The Registrant has terminated all offerings of securities under the Prior Registration Statements and is no longer issuing securities pursuant to the Prior Plans. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 13, 2023.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ Karen S. Haller
Karen S. Haller
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.